CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-61141) of Cyprus Amax Minerals Company of our report dated July 12, 2000, relating to the financial statements of the Cyprus Amax Minerals Company Thrift Plan for Bargaining Unit Employees, which appears in this Form 11-K.


/s/ PricewaterhouseCoopers LLP


July 12, 2000